FOR IMMEDIATE RELEASE

                  P&G DELIVERS IMPROVED CORE OPERATING EARNINGS
                  ---------------------------------------------

         CINCINNATI, Oct. 30, 2001 - The Procter & Gamble Company announced it delivered first quarter results above consensus expectations. This performance reflects the growing benefits of the company's focus on building core brands and delivering its restructuring savings commitments.

         For the quarter ended September 30, 2001, unit volume grew two percent versus the prior year, excluding the one percent impact of divestitures. Net sales were $9.77 billion, flat versus year-ago after adjusting for a two percent negative exchange impact.

         Net earnings for the quarter were $1.10 billion or $0.79 per share. Results included a $238 million after-tax restructuring charge related to the company's initiative to streamline its organization structure and business portfolio. Net earnings in the year-ago quarter were $1.16 billion, including an $85 million after-tax restructuring charge.

         Core earnings for the quarter ended September 30, 2001 were up four percent to $1.34 billion compared to $1.29 billion in the prior year. On a per share basis, core net earnings grew four percent to $0.96 per share from $0.92 per share. Core results exclude restructuring charges in both periods and $53 million after-tax or $0.04 per share of goodwill and intangible asset amortization in the prior period. In the first quarter, the company adopted the new accounting rules for goodwill and other intangible assets, which prospectively eliminates a significant portion of amortization expense beginning July 1, 2001.

         Excluding restructuring charges and adjusted for prior period amortization, core operating income was up seven percent. The operating margin progress was driven by gross margin improvement from lower material costs and other cost saving programs. Importantly, overhead cost reductions are accelerating, yielding further margin improvement.

          "The company delivered solid core operating earnings growth. We exceeded expectations and made good progress in what we acknowledged, even prior to September 11, would be a difficult environment. We're pleased with the continued growth in our core operating results, which is a direct result of making clear strategic choices and cost efficiencies flowing from our organization restructuring," said P&G President and Chief Executive, A.G. Lafley.

         The following provides additional perspective on the company's results by business segment:

* Health care delivered double-digit growth behind the sustained development of initiative programs on leading brands. Unit volume was up 19 percent driven by excellent results in oral care, Iams(R) pet health and nutrition, and pharmaceuticals. Net sales grew 21 percent to $1.18 billion, excluding a two percent unfavorable exchange impact. Net earnings increased 73 percent to $140 million, reflecting the benefit of high margin brands driving growth. In oral care, Spinbrush(R) is vying for value share leadership in the U.S. electric toothbrush market, while Whitestrips(R) achieved $100 million in net sales since its launch in May 2001. Iams(R) continues to grow behind initiatives and channel expansion. Pharmaceuticals continued growth was driven by Actonel(R), which built prescription share in the United States, Canada and key European markets.

* Beauty care results demonstrate the benefit of portfolio shifts into higher margin products behind leadership innovation. Unit volume was down slightly due to Clearasil divestiture impacts; however, earnings growth was outstanding. Net sales were $1.77 billion, comparable to the prior year after excluding a three percent impact of unfavorable currencies and a two percent impact of divestitures. Net earnings grew 22 percent to $326 million, primarily due to marketing support efficiencies behind growing businesses and lower launch expenditures, coupled with disciplined cost management. Additionally, the majority of key markets achieved double-digit earnings progress, with Latin America providing the strongest growth behind the successful restages of Pantene(R) and Head and Shoulders(R).

* Fabric and home care's focus on leadership brands and improved fundamentals is beginning to show promising results in key markets. However, prior year comparisons are difficult due to a very high base that included significant customer buying in advance of a price increase in North America laundry. Unit volume decreased two percent versus the prior year comparison, despite growth in Western Europe and developing markets. Excluding two percent negative foreign exchange and a one percent impact of divestitures in the prior year, net sales of $2.88 billion were down three percent. Net earnings were down 10 percent to $450 million versus year-ago, primarily due to lower sales and minor brand divestitures in the prior year.

* The baby, feminine and family care segment generated earnings growth as the business responds to improved consumer value propositions. Unit volume grew four percent, driven by family care. Net sales of $3.00 billion were up two percent excluding a three percent unfavorable exchange impact. Net earnings for the quarter increased four percent to $342 million due to lower commodity costs and other cost structure improvements.

* Food and beverage achieved solid earnings progress during the quarter. Excluding divestitures, unit volume declined two percent. Net sales were $955 million, down from the prior year level of $1.05 billion. The decrease is attributable to divestitures, unfavorable foreign exchange impact and commodity-related pricing actions in coffee. Importantly, net earnings grew to $99 million, a 32 percent increase, behind heightened cost savings efforts in juice and coffee.

Second Quarter Estimates:
------------------------
          Commenting on P&G's ability to meet its targets for the remainder of the fiscal year, Lafley said, "We do not underestimate for a minute the challenges faced by all of us in these uncertain times, but as a result of the structural changes that we have implemented over the last 18 months, I remain confident we will continue to deliver improving business and financial results."

         In the December quarter, sales excluding foreign exchange and volume are both expected to be up in the low single digits versus year-ago. At current rates, foreign exchange is estimated to negatively impact the top line by one percent. Earnings per share growth is expected to be up in the low to mid-single-digits, despite a significantly lower contribution from non-operating profits in the current year.

Fiscal Year Guidance:
--------------------
         For the fiscal year, the company updated guidance to reflect the impact of several pending transactions: the Clairol acquisition which we hope to close in the next few months; and the recently announced Jif and Crisco spin/merge transaction with J.M. Smucker, which is expected to close in the April-June quarter.

         Each of these transactions is slightly dilutive, impacting core net earnings per share by about $0.04 in total. However, based on better than expected first half results, the company confirmed that it is comfortable with its prior guidance and the current fiscal 2002 range of analysts' estimates, even after incorporating the expected dilutive impacts of the pending transactions. For reference, the company views the range of analysts' estimates, adjusted up for the $0.15 goodwill elimination, to be $3.40-$3.50 for fiscal year 2002.

         All statements, other than statements of historical facts included in this news release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These include achievement of the business unit volume and income growth projections, the achievement of the company's cost containment goals, any adverse effects related to or arising out of the events of September 11, 2001, the timely and successful closings of the Clairol acquisition and the Jif and Crisco spin/merge transaction, as well as factors listed in Management's Discussion and Analysis of Financial Condition and Results of Operations in the company's most recently filed Forms 10-K and 8-Ks.

         P&G markets more than 250 brands including Pampers(R), Tide(R), Ariel(R), Always(R), Whisper(R), Pantene(R), Bounty(R), Pringles(R), Folgers(R), Charmin(R), Downy(R), Lenor(R), Iams(R), Olay(R), Crest(R), Vicks(R) and Actonel(R). P&G employs nearly 106,000 people in more than 80 countries worldwide. For more information about P&G, please visit our website at www.pg.com.

                                      # # #

P&G CONTACTS:
Linda L. Ulrey (513) 983-8975
Martha W. Depenbrock (513) 983-5366

     P&G will web cast its conference call on Tuesday, October 30, 2001, at 8:30 a.m. to review its first quarter 2001/02 results. The call will last approximately one hour. You may receive the web cast by going to our web site at: http://www.pg.com/investor

     We suggest you check in at least ten minutes in advance of the start time to complete the brief registration process and ensure you are set up to receive the web cast.

                                          CONSOLIDATED STATEMENT OF EARNINGS

                                                                        JAS QUARTER
                                                                                  W/O O-2005 Restructuring Chgs
 Millions of dollars (except per share amounts)                                   and W/O Goodwill Amortization
                                                 JAS 01      JAS 00     % CHG     JAS 01      JAS 00     % CHG
                                               ----------  ----------  -------  ----------  ----------  -------
NET SALES                                       $  9,766    $  9,969      (2)%   $  9,742    $  9,969      (2)%
 COST OF PRODUCTS SOLD                             5,111       5,307      (4)%      4,991       5,244      (5)%
                                               ----------  ----------           ----------  ----------
GROSS MARGIN                                       4,655       4,662      (0)%      4,751       4,725       1 %
 MARKETING, RESEARCH & ADMINISTRATION              2,893       2,883       0 %      2,679       2,784      (4)%
                                               ----------  ----------           ----------  ----------
OPERATING INCOME                                   1,762       1,779      (1)%      2,072       1,941       7 %
 TOTAL INTEREST EXPENSE                              157         179                  157         179
 OTHER NON-OPERATING, NET                             22         103                   22         105
                                               ----------  ----------           ----------  ----------
EARNINGS BEFORE INCOME TAXES                       1,627       1,703      (4)%      1,937       1,867       4 %
 INCOME TAXES                                        523         548                  595         574

NET EARNINGS                                       1,104       1,155      (4)%      1,342       1,293       4 %
                                               ==========   =========           ==========   =========

EFFECTIVE TAX RATE                                 32.1 %      32.2 %               30.7 %      30.7 %

EBITDA                                             2,166       2,385                2,476       2,549

PER COMMON SHARE:
 BASIC NET EARNINGS                                 0.83        0.86      (3)%       1.01        0.97        4 %
 DILUTED NET EARNINGS                               0.79        0.82      (4)%       0.96        0.92        4 %
 DIVIDENDS                                          0.38        0.35                 0.38        0.35
AVERAGE DILUTED SHARES OUTSTANDING               1,400.8     1,410.8              1,400.8     1,410.8



                                                                      Basis Pt                          Basis Pt
COMPARISONS AS A % OF NET SALES                                            Chg                               Chg
-------------------------------
 COST OF PRODUCTS SOLD                            52.3 %      53.2 %               51.2 %      52.6 %
 GROSS MARGIN                                     47.7 %      46.8 %        90     48.8 %      47.4 %        140
 MARKETING, RESEARCH & ADMINISTRATION             29.6 %      28.9 %               27.5 %      27.9 %
 OPERATING MARGIN                                 18.0 %      17.8 %        20     21.3 %      19.5 %        180
 EARNINGS BEFORE INCOME TAXES                     16.7 %      17.1 %               19.9 %      18.7 %
 NET EARNINGS                                     11.3 %      11.6 %               13.8 %      13.0 %


                                          THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                         (Amounts in Millions Except Per Share Amounts)
                                                Consolidated Earnings Information
                                                   ---------------------------------------------------------------------------------
                                                                        Three Months Ended September 30
                                                   ---------------------------------------------------------------------------------
                                                                      %Change                      %Change                 %Change
                                                                      Versus    Earnings Before    Versus        Net        Versus
                                                         Net Sales   Year Ago      Income Taxes   Year Ago*    Earnings    Year Ago*
                                                   ---------------------------------------------------------------------------------
Fabric and Home Care                                        $2,883        -6%              $665        -10%      $450          -10%
Baby, Feminine and Family Care                               2,997        -1%               549          7%       342            4%
Beauty Care                                                  1,772        -5%               458         19%       326           22%
Health Care                                                  1,176        19%               210         79%       140           73%
Food and Beverage                                              955        -9%               154         26%        99           32%
                                                   ---------------------------------------------------------------------------------
  Total Business Segments                                    9,783        -2%             2,036          9%     1,357            9%
Corporate (excluding restructuring costs)                      (41)       n/a               (99)        n/a       (15)          n/a
                                                   ---------------------------------------------------------------------------------
  Total Company - Core*                                      9,742        -2%             1,937          4%     1,342            4%
Restructuring Costs                                             24        n/a              (310)        n/a      (238)          n/a
                                                   ---------------------------------------------------------------------------------
  Total Company - Reported                                   9,766        -2%             1,627         -4%     1,104           -4%

*Percentages exclude prior year goodwill amortization expense and restructuring costs in both years.


                                              JULY-SEPTEMBER NET SALES INFORMATION
                                                 (Percent Change vs. Year Ago) *

                                                Volume
                                    -------------------------------
                                         With          Without
                                      Acquisitions/  Acquisitions/                                              Total  Total Impact
                                       Divestitures   Divestitures         FX             Price   Mix/Other    Impact         Ex-FX
                                    ------------------------------------------------------------------------------------------------
Fabric and Home Care                             -2             -2         -2                -1          -1        -6            -4
Baby, Feminine and Family Care                   +4             +4         -3                -1          -1        -1            +2
Beauty Care                                      -1             +1         -3                -3          +2        -5            -2
Health Care                                     +19            +17         -2                +1          +1       +19           +21
Food and Beverage                                -7             -2         -1                -2          +1        -9            -8
  Total Company (Core)                          +1%            +2%        -2%               -1%          0%       -2%            0%

* These sales percentage changes are approximations based on quantitative formulas that are consistently applied.